Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13G/A with respect to the common shares, no par value per share, of TravelCenters of America LLC, dated as of February 8, 2017, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 8, 2017

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The RMR Group Inc.

By:	/s/ Adam D. Portnoy
Name:	Adam D. Portnoy
Title:	President and Chief Executive Officer

The RMR Group LLC

By:	/s/ Adam D. Portnoy
Name:	Adam D. Portnoy
Title:	President and Chief Executive Officer

ABP Trust

By:	/s/ Adam D. Portnoy
Name:	Adam D. Portnoy
Title:	President

Adam D. Portnoy

/s/ Adam D. Portnoy

Barry M. Portnoy

/s/ Barry M. Portnoy